Exhibit 10.40

June 2, 2010

Dr. Paul A. Bottomley

601 N. Caroline St

John Hopkins University

Dept of Radiology JHOPC 4221

Baltimore, MD 21287

Re:	Key Personnel Incentive Award Agreement

Dear Paul:

This letter (this “Letter Agreement”) sets forth the agreement between you and SurgiVision, Inc., a Delaware corporation (the “Company”), regarding the terms upon which you are eligible to receive an incentive bonus payment (the “Incentive Payment”) pursuant to the Company’s Amended and Restated Key Personnel Incentive Program (the “Program”), a copy of which is attached hereto and the terms of which are incorporated herein. This Letter Agreement is in addition to, and not in substitution for, the Amended and Restated Letter Agreement between you and the Company of even date herewith. This Letter Agreement is also in addition to, and not in substitution for, any other agreements between you and the Company, and the Incentive Payment is in addition to, and not in substitution for, any other compensation or benefits to which you are otherwise entitled or eligible.

1. Incentive Payment Upon Triggering Event. The amount of your Incentive Payment with respect to a Triggering Event will be equal to your Individual Share multiplied by the amount of the Bonus Pool. Your “Individual Share” is twenty three and 33/100 percent (23.33%) of the amount of the Bonus Pool. Notwithstanding the foregoing, your Incentive Payment with respect to any Triggering Event shall be reduced by your Service Payments, in accordance with the terms of the Program.

2. Service Payments. Provided that on each of the following dates, this Letter Agreement has not been terminated pursuant to Sections 4.1, 4.2 or 4.3 of the Program, a Service Payment will be made to you in the following amounts:

June 30, 2012	$87,500.00
December 31, 2012	$87,500.00
June 30, 2013	$87,500.00
December 31, 2013	$87,500.00
June 30, 2014	$87,500.00
December 31, 2014	$87,500.00
June 30, 2015	$87,500.00
December 31, 2015	$87,500.00

; provided, however, any Service Payment that would otherwise be due after March 15 of the year following the year in which your employment or consultancy with the Company terminates

Dr. Paul A. Bottomley

June 2, 2010

pursuant to Section 4.2 or Section 4.3 of the Program, shall instead be paid on March 15 of the year following the termination year.

3. Term. Unless earlier terminated as provided in Section 4 of the Program, this Letter Agreement will expire and terminate upon the earlier to occur of (a) December 31, 2015, or (b) the consummation of a Triggering Event; provided, however, that upon any such termination the terms of this Letter Agreement will survive to the extent, but only to the extent, necessary for the Company to satisfy its obligations to you that result from such Triggering Event or any unpaid Service Payments.

4. Program Governs. You acknowledge receipt of a copy of the Program and agree to be bound by all the terms and provisions thereof. The terms of this Letter Agreement are governed by the terms of the Program, and in the case of any inconsistency between the terms of this Letter Agreement and the terms of the Program, the terms of the Program will govern.

5. Definitions. For purposes of this Letter Agreement, capitalized terms not expressly defined herein will have the meanings ascribed to those terms in the Program.

6. Amendments. At any time prior to the consummation of a Triggering Event, the Company, through the Committee, may amend or alter the terms of this Letter Agreement and/or the Program; provided, however, that any such amendment or alteration that impairs your rights under this Letter Agreement or the Program will require your prior consent.

7. Non-Transferable. You acknowledge and agree that your rights under this Letter Agreement may not be transferred, conveyed, encumbered or assigned, whether voluntarily or involuntarily.

8. Counterparts. This Letter Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

9. Certain Tax Implications. Notwithstanding anything herein to the contrary, to the extent the Committee determines in good faith that your Incentive Payment would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)) when taking into account all factors contemplated by Section 280G of the Code, the amount of your Incentive Payment may be reduced by the amount necessary to prevent your Incentive Payment from creating or increasing an “excess parachute payment” under Section 280G of the Code, as determined in good faith by the Committee.

Dr. Paul A. Bottomley

June 2, 2010

If this Letter Agreement sets forth our agreement on the subject matter hereof, kindly sign and return this letter to the Company.

Sincerely,

SURGIVISION, INC.

By:	/s/ Kimble L. Jenkins
Kimble L. Jenkins
Chief Executive Officer

Accepted and agreed to as of this 3rd day of June, 2010.

/s/ Paul A. Bottomley
Paul A. Bottomley